UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
April 20, 2016 (April 15, 2016)

AMAZING ENERGY OIL AND GAS, CO.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-52392
(Commission File No.)

701 S Taylor Street
Suite 470, LB 113
Amarillo, Texas 79101
(Address of principal executive offices and Zip Code)

(855) 448-1922
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 15, 2016, we entered into an agreement with Gulf South Holdings, Inc. ("GSHI") to acquire all the outstanding shares of common stock of Gulf South Securities, Inc., an SEC, FINRA registered broker-dealer locate in Gig Harbor, Washington in exchange for 5,349,153 shares of our common stock and 2,674,576 stock purchase warrants.  The agreement also contains provisions the issuance of Series A Preferred Stock and Series B Preferred Stock with provisions for the conversion and redemption of the same.  Further, the agreement contains other provisions with respect to converting certain debts to equity positions.  Delaney Equity Group, LLC ("Delaney") will receive 250,000 restricted shares of our common stock for its involvement with this transaction pursuant to our agreement with Delaney dated September 11, 2015 which is filed as Exhibit 10.17 to our Form 10-Q for the quarter ended January 31, 2016.

On April 15, 2016, we entered into an agreement with Jed Miesner, our president, to acquire all of his interest (100% of the total outstanding shares of common stock) of Jilpetco, Inc., a Texas corporation ("Jilpetco") in consideration of $500,000.00.  Jilpetco is engaged in the business of operating and providing oilfield services to oil and gas properties.  As a result, Jilpetco will become our wholly owned subsidiary corporation.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On April 20, 2016, Mr. Matthew J. Colbert resigned his position as an officer.  Mr. Colbert has also resigned as an officer and director of Kisa Gold Mining, Inc., our subsidiary.  He has no disagreements with us over our operations, policies or practices.

ITEM 7.01           REGULATION FD.

On April 19, 2016 we issued a press release announcing to the public that we entered into the foregoing agreements with the respective parties.

ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Document Description

10.1	Agreement with Gulf South Holding, Inc.
10.2	Agreement with Jed Miesner
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 20th day of April, 2016.

AMAZING ENERGY OIL AND GAS, CO.

BY:	JED MIESNER
Jed Miesner, Chairman of the Board